EXHIBIT 99.1

Westmoreland Announces Plan to Acquire Kemmerer Mine

Englewood, CO – December 27, 2011 — Westmoreland Coal Company (NasdaqGM:WLB) announced today that it has agreed to purchase Chevron Mining Inc.’s Kemmerer mine in the Hams Fork Region of southwestern Wyoming for $179 million plus approximately $14 million in working capital. It is anticipated that the purchase price will be funded through a combination of cash consideration of approximately $74 million, plus the assumption of approximately $118.0 million in certain liabilities, including post retirement medical, pension, black lung, and asset retirement obligation liabilities. Over the last five years, Kemmerer has produced, on average, 4.7 million tons of high-quality sub-bituminous coal for sale to the adjacent Naughton power station, as well as various industrial customers located in the proximate geographic region.

The transaction includes approximately 118 million tons of coal reserves as of December 31, 2011, enough for 20 years of production; a skilled and stable workforce; recently installed state-of-the-art coal preparation and loadout facilities; strong customer commitments; and an expansive fleet of well maintained mining equipment. Additionally, substantially all of Kemmerer’s projected production for 2012 through 2016 is committed and priced under existing sales contracts.

“Strategically, the Kemmerer mine fits well with our existing mine mouth operations,” said Keith E. Alessi, Westmoreland’s President and CEO. “The mine has a diversified base of stable customers, both utility and industrial. Under Chevron’s stewardship, the mine has been well managed and its capital equipment is in excellent condition. We will look for additional strategic acquisitions as we continue to deliver premium value in the coal industry through close affiliation with world class customers. We anticipate this transaction to be cash flow positive immediately upon closing and in line with our strategic plan to de-leverage over time. The acquisition will allow us to leverage our already efficient corporate platform, and we hope to close the transaction by January 31, 2012.”

“We view the Kemmerer workforce, which totals approximately 290 people, as a core component of the transaction. The employees of Kemmerer will be a tremendous addition to our company and we look forward to welcoming them to the Westmoreland family,” said Alessi. “These skilled employees share our core values of uncompromised safety and environmental excellence.”

Consummation of the transaction is subject to certain customary conditions and approvals and has already been approved by the Board of Directors of Westmoreland and the appropriate governing bodies at Chevron Mining Inc. Gleacher & Company acted as financial advisor to Westmoreland. There can be no assurance that the transaction will be completed or that the anticipated benefits of the transaction will be realized.

Forward Looking Statements

This release may contain “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause our actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, the uncertain nature of the announced acquisition, the ability to complete such transactions, risks associated with the our industry or the economy generally, and other such matters discussed in the “Risk Factors” section of our 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although we may from time to time voluntarily update our prior forward looking statements, we disclaim any commitment to do so except as required by securities laws.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (855) 922-6463